Exhibit 21.1

Zero Gravity Solutions, Inc.
Registration Statement on Form 10
Subsidiaries of Zero Gravity Solutions, Inc.

Consolidated Subsidiaries	Where Organized

BAM Agricultural Solutions, Inc..	Florida
Zero Gravity Life Sciences, Inc.	Florida
Zero Gravity Solutions, Ltd.	United Kingdom